Exhibit 10.1

CONSULTING SERVICES AND SEPARATION AGREEMENT

     THIS CONSULTING SERVICES AND SEPARATION AGREEMENT (“Agreement”) is made and entered into as of September 3, 2004 by and between GUILFORD PHARMACEUTICALS INC., 6611 Tributary Street, Baltimore, Maryland 21224 (“Guilford”) and CRAIG R. SMITH, M.D., 6437 Cloister Gate Drive, Baltimore, Maryland 21212 (“Dr. Smith”).

     In consideration of the mutual agreements and other consideration contained in this Agreement, the parties agree as follows:

     1. Resignation. Dr. Smith has voluntarily resigned, and Guilford hereby accepts Dr. Smith’s resignation, from his positions as President, Chief Executive Officer and Chairman of Guilford, and from any executive or board positions held at any subsidiary of Guilford, all such resignations to be effective on the earlier of (i) the date designated by the Board of Directors by written notice to Dr. Smith or (ii) the date of the Company’s 2005 Annual Meeting of Stockholders (the “Resignation Date”). During the period of time between the date of this Agreement and the Resignation Date, Guilford agrees to pay Dr. Smith’s salary, benefits, expenses, and other compensation, if any, in the same manner as other executive employees of Guilford and consistent with Guilford’s policies concerning each. It is acknowledged that Dr. Smith is not hereby resigning from his position as a member of the Guilford Board of Directors. In the event Dr. Smith voluntarily terminates his employment prior to the Resignation Date, this Agreement shall be null and void, no payments or benefits shall be due to Dr. Smith hereunder, and the terms of Dr. Smith’s termination benefits, if any, will be governed by the terms of the letter agreements between Guilford and Dr. Smith dated July 14, 1993 and September 6, 1996, together attached as Exhibit A (the “Letter Agreements”).

     2. Consulting Services, Contract Termination and Other Benefits.

          (a) Guilford agrees to, and hereby does, enter into a consulting arrangement with Dr. Smith for a period of one year commencing from the Resignation Date by which Dr. Smith agrees, and hereby does agree, to make himself available to Guilford for and at reasonable times not to exceed forty (40) hours per week and in reasonable places to consult with regard to various matters including, but not limited to, product research and development, clinical trials, and regulatory affairs, and to provide other transitional services including, but not limited to, service on the SNDC Board, Guilford Science Committee and other functions as requested by Guilford’s Board and/or CEO. Guilford agrees to reimburse Dr. Smith for all reasonable out-of-pocket costs associated with the provision of consulting services including, but not limited to, transportation costs, lodging, and meals for any travel necessary to perform these services, subject to Guilford’s policies concerning expense reimbursement.

          (b) As a contract termination benefit intended to be consistent with the benefits afforded by the Letter Agreements (and which the parties acknowledge are, except as provided in Paragraph 1 and this Paragraph 2(b), terminated as of the date hereof), beginning on the first regular payroll date after the Resignation Date and continuing for thirty-six months, at such times and in accordance with Guilford’s usual payroll procedure,

Guilford agrees to continue to pay to Dr. Smith his current base salary, subject to all appropriate payroll taxes and withholding amounts. In addition, Guilford agrees to continue in effect any health, life and disability insurance coverage that Dr. Smith currently enjoys through Guilford through the same thirty-six month period. In order to provide this insurance benefit Guilford may elect to continue to keep Dr. Smith on its payroll as an employee, or may elect to secure individual coverage for Dr. Smith or any other means it deems appropriate to provide the benefit. These payments and benefits, and any continued vesting as described below, will cease upon Dr. Smith’s commencement of full-time employment during the thirty-six month period, it being understood that part-time employment, membership on boards of directors or part-time consulting arrangements, so long as they are not in violation of the covenants in Paragraph 4 hereof and do not materially impair Dr. Smith’s ability to perform the consulting services provided for in Paragraph 2(a) hereof, do not constitute full-time employment for purposes of this Paragraph 2(b).

          (c) As further consideration for entering into the consulting arrangement and for the covenants contained in this Agreement, Guilford (i) agrees to grant to Dr. Smith on the Resignation Date 100,000 Restricted Stock Units under Guilford’s 2002 Stock Option and Incentive Plan which shall vest as to 50,000 shares on the first anniversary of the Resignation Date and 50,000 shares on the second anniversary of the Resignation Date; (ii) shall pay Dr. Smith a cash payment equal to 50% of his current annual base salary amount, payable in two equal installments, the first installment due on the later of the Resignation Date or January 3, 2005, and the second installment due promptly following the first anniversary of the Resignation Date, and (iii) shall permit the continued vesting of any currently unvested stock options in accordance with their terms during the thirty-six month contract termination benefit period provided for in Paragraph 2 (b) above. The Restricted Stock Unit grant vesting, cash payment and stock option vesting provided for in clauses (i), (ii) and (iii) of the preceding sentence to occur on or after the first anniversary of the Resignation Date are contingent upon Dr. Smith’s good faith performance of the consulting services described in Paragraph 2(a) during the term of the consulting period and adherence to the terms of the covenants contained in Paragraph 4 below. The terms of the Restricted Share Unit grant shall be governed by a Restricted Stock Unit agreement of Guilford under the Plan attached hereto as Exhibit B. Dr. Smith acknowledges that he has consulted with his tax advisor with regard to the tax treatment to him of the benefits provided hereby. Dr. Smith further acknowledges and agrees that the consideration stated in this Paragraph 2(c) is in excess of any amounts which he may be owed by Guilford under any other employment contract or agreement or term of employment.

     3. Release. In consideration for the additional agreements in Paragraphs 2(a), (b) and (c) above, Dr. Smith, on behalf of Dr. Smith, Dr. Smith’s heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges Guilford and any and all of its current or former subsidiaries and other affiliated entities and benefit plans, as well as its and/or their officers, directors, representatives, attorneys, agents, servants, employees, stockholders, successors, predecessors and affiliates (for purposes of this Paragraph 3, all incorporated in the definition of the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, in equity or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time as of or prior to the date of this agreement, including, but not limited to: all such claims or demands arising from Dr. Smith’s employment or the termination of Dr. Smith’s employment; all such claims and demands related to salary, bonuses, commissions, stock, stock options (except as provided above), expense reimbursements, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Federal Civil Rights Acts of 1964, as amended, the Maryland Fair Employment Practices Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any law or legal principle of similar effect in any other relevant jurisdiction; contract claims; tort claims; or claims of wrongful discharge, discrimination, fraud, defamation, and emotional distress. Dr. Smith further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any federal, state or other court, administrative agency or other forum concerning any claims released herein. Dr. Smith further agrees to deliver a release identical to that contained in this Paragraph to the Company on the Resignation Date, to cover all periods subsequent to the date of this Agreement and prior to the Resignation Date, as a condition to his receipt of the benefits provided for in Paragraphs 2 (a), (b) and (c) above. Notwithstanding the above, Dr. Smith is not releasing any claims based upon Guilford’s obligations under this Agreement for salary, benefits, expense reimbursements, or other compensation during the period from the Effective Date through the Resignation Date.

     4. Noncompetition.

          (a) Dr. Smith covenants and agrees that for the period beginning on the date hereof and ending on the second anniversary of the Resignation Date, he shall not (i) establish, accept employment with, provide consulting or similar services to, or in any other way be involved in an active manner with (whether as an employee, director, consultant, adviser or owner), any entity in the pharmaceutical or biotechnology industry involved in the development or marketing of therapeutic products for commercial uses in the neuroprotective, neuroregenerative, anesthetic or anti-thrombotic fields, or any other fields that are the focus of Guilford’s current drug development and commercialization efforts or that are competitive with products currently under development or marketed by Guilford, and associated research and development, in any location in the United States or any other country where Guilford or its subsidiaries or licensees is engaged in marketing of any Guilford products; (ii) solicit, divert or accept business from any customer, supplier, distributor, licensor, licensee or manufacturer of or to Guilford and its subsidiaries or its affiliates to the detriment of Guilford and its subsidiaries or any of its affiliates, or otherwise interfere with the relationship between Guilford and its subsidiaries and any customer, supplier, distributor, licensor, licensee or manufacturer of or to Guilford and its subsidiaries or its affiliates to the detriment of Guilford and its subsidiaries or any of its affiliates; or (iii) solicit, induce or attempt to solicit or induce any person who is an employee of Guilford or any of its subsidiaries to perform work or services for any individual or entity other than Guilford or any of its subsidiaries. Dr. Smith agrees that the scope of this Paragraph 4(a) is reasonable and reflective of Guilford’s business. As used in the preceding sentence, “products currently under development” shall mean those products which may reasonably be expected to be pursued by Guilford based on such factors as Guilford’s plans, strategies, intentions, operations, investments, expenditures and other activities prior to the end of the one year consulting period provided for in Paragraph 2(a).

          (b) In the event the restrictions against engaging in a competitive activity contained in Paragraph 4(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such court shall modify the terms thereof to the minimum extent necessary to make such terms enforceable to the fullest extent allowed, all as determined by such court in such action.

          (c) Dr. Smith acknowledges and agrees that the covenants in this Paragraph 4 are fair, reasonable in scope, and necessary to protect the legitimate business interests of Guilford, including its interest in its goodwill, trade secrets, confidential information, and information concerning actual and prospective customers, suppliers, distributors, manufacturers, investors, employees, and financing providers. Dr. Smith acknowledges and agrees that he has provided and will continue to provide unique and valuable services to Guilford. Dr. Smith understands that the provisions of this Paragraph 4 may affect or limit Dr. Smith’s ability to earn a livelihood in a business similar to or competitive with the business engaged in by Guilford, but Dr. Smith nevertheless believes and represents that Dr. Smith shall have sufficient assets, skills, and employment opportunities in non-competitive positions or roles and that he shall have received sufficient consideration, remuneration and other benefits from Guilford to make enforceable the restrictions and limitations contained in this Paragraph 4.

          (d) Dr. Smith acknowledges that Guilford will have no adequate remedy at law and would be irreparably harmed if Dr. Smith breaches or threatens to breach any of the provisions of this Paragraph 4 and, therefore, agrees that Guilford shall be entitled to seek injunctive relief to prevent any breach or threatened breach thereof and to seek specific performance of the terms of this Paragraph 4 (in addition to any other legal or equitable remedy Guilford may have, including without limitation termination of this Agreement by Guilford and repayment by Dr. Smith of payments under this Agreement, or forfeiture of unvested restricted stock granted hereunder). Nothing in this Agreement shall be construed as prohibiting Guilford or Dr. Smith from pursuing any other remedies or defenses at law or in equity that it may have under and in respect of this Agreement.

     5. Additional Covenants. Except as pursuant to a court order or subpoena, Dr. Smith agrees not to make any statements, orally or in writing, regardless of whether such statements are truthful, or take any actions, which (i) in any way disparage Guilford, or harm the reputation and/or goodwill of Guilford, or (ii) in any way, directly or indirectly, knowingly cause, or encourage or condone the making of such statements or the taking of such actions by anyone else. Guilford will instruct its directors and officers, as well as other members of Guilford’s management not to make any statements, orally or in writing, regardless of whether such statements are truthful, or take any actions, which (i) in any way disparage Dr. Smith, or which harm Dr. Smith’s reputation, or (ii) in any way, directly or indirectly, knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. In addition, Dr. Smith is party to and bound by

the provisions of a Patent and Confidentiality Agreement, dated as of                     between Dr. Smith and Guilford, which shall survive this Agreement.

     6. No Admission. Each party understands and agrees that nothing contained in this Agreement is to be considered an admission any party of any wrongdoing under any federal, state or local statute, regulation, public policy, tort law, contract law, or the common law.

     7. Acknowledgement. Dr. Smith acknowledges that he has read and understands this Agreement and executes it knowingly, voluntarily and without coercion. Dr. Smith acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, that he has consulted with an attorney, and he has been given a period of at least twenty-one days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period by executing the attached Election to Execute Prior to Expiration of Twenty-One Day Consideration Period. Dr. Smith understands that he has seven days following his execution of this Agreement to revoke this Agreement. This Agreement shall become effective on the eighth day after it is executed and has not been revoked. For any revocation to be effective, written notice of revocation must be delivered to Guilford, attention Marge Contessa, Senior Vice President of Human Resources, Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, no later than 5:00 p.m. on the seventh calendar day after Dr. Smith signs this Agreement. If Dr. Smith revokes this Agreement, it shall not be effective or enforceable and he shall not receive the benefits described herein. No payments shall be earned or made under the terms of this Agreement until the seven-day revocation period described in this paragraph has expired without revocation by Dr. Smith.

     8. Modifications. This Agreement may not be modified in any way except in a written agreement signed by both Dr. Smith and an authorized representative of Guilford.

     9. Successors and Assigns. Guilford will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Guilford, as the case may be, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Guilford would be required to perform it if no such succession or assignment had taken place.

     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflict of law provisions. The parties agree to submit to the exclusive jurisdiction of the state and federal courts situated in Baltimore, Maryland for all disputes arising under or relating to this Agreement.

     11. Entire Agreement. This Agreement, together with the attached Exhibit B, constitutes the entire agreement and understanding between Guilford and Dr. Smith relating to Dr. Smith’s consulting services to, and arrangements with respect to his separation from, Guilford and, except as provided in this Paragraph 10 and in Paragraphs 1, 2(b) and 5, specifically supersedes the Letter Agreements and any other employment agreements or employment arrangements between the parties. Dr. Smith acknowledges and agrees that in executing this Agreement, Dr. Smith has not relied on any promises or representations other than those set forth in this Agreement.

     IN WITNESS THEREOF, Dr. Smith and Guilford, after carefully reading the provisions of this Agreement, herein declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

Guilford Pharmaceuticals Inc.

/s/ Craig R. Smith, M.D.		By:	/s/ Asher M. Rubin

Craig R. Smith, M.D.			Asher M. Rubin

Date:	September 3, 2004	Title:	Vice President, General Counsel and Secretary

		Date:	September 3, 2004

Exhibit A

Letter agreements dated July 14, 1993 and September 6, 1996

July 14, 1993

Craig R. Smith, M.D.
278 Stonegate Drive
Devon, Pennsylvania 19333

Dear Craig:

On behalf of Guilford Pharmaceuticals Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms:

1. You will be employed as the President and Chief Executive Officer of the Company, effective as of September 1, 1993, and you will also be appointed a member of the Company’s Board of Directors. You will devote your full working time and attention to such position.

2. In consideration of your services and employment the Company will pay you a salary of $16,666.67 per month, payable semi-monthly. As an officer of the Company, you shall also be entitled to receive such bonuses, if any, as are payable pursuant to any executive, key employee or bonus plan as the Board of Directors may, in its sole discretion, from time to time adopt, and the Board will at one of its early meetings consider establishment of a bonus plan based on achievement of specific objectives set by the Board. The Board will review your salary annually.

3. The Company will offer and sell to you shares of its Common Stock on the following basis:

(a)	You shall be entitled to purchase 390,000 shares of Common Stock of the Company, which will represent 12.7% of the outstanding stock on a fully diluted basis after giving effect to the proposed issuance and/or reservation of stock in the next two months to Scios Nova (2,133,333 shares/70.6%), Dr. Sol Snyder (390,000 shares/12.7%), Johns Hopkins University (60,000 shares/2%) and a management pool (60,000 shares/2%).

(b)	The purchase price for the shares of Common Stock shall be the fair market value as of the date of purchase, which is deemed to be $0.10 per share, payable in cash or by promissory note. If you would like to purchase by promissory note, the note will be secured by your shares, will bear interest at the minimum Applicable Federal Rate (“AFR”) and will be due upon the earlier of five years or the termination of your employment. The loan would be forgiven at the rate of -1/4 of the original principal plus accrued interest for each year of continuous employment with the Company (25% forgiven on each anniversary of your commencement date, so that the entire loan would be forgiven after four years).

(c)	The shares purchased will be subject to a right of repurchase by the Company, at the original purchase price, plus interest at the AFR applied to your note (except to the extent such interest has already been forgiven as provided above), in the event your employment with the Company is terminated for cause of if you leave the Company other than for good reason, as such terms are defined below. This repurchase right will terminate at the rate of 1/48th of the shares for each month of completed employment, so that at the end of four years, the repurchase right will no longer apply to any of the shares.

4. You will serve at the discretion of the Company’s Board of Directors. However, in the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

•	Three months salary if the termination occurs in the first twelve months of your employment; and

•	Six months salary if the termination occurs thereafter.

Such payments would cease upon your commencement of full-time employment during the payment period. During the severance period, the Company would also continue in effect any health, life and disability insurance coverage that had been established by the Board. Remaining benefits of employment, including your eligibility for any bonus program, would cease at termination and not continue to accrue during the severance period.

For purposes of paragraphs 3 and 4 the following terms shall be defined as follows:

(a)	“Cause” shall mean termination by reason of (i) deliberate misrepresentation or fraud in connection with your operation of the Company; (ii) deliberate material injury or attempting to cause material injury to the Company; (iii) willful breach of duty in the course of your employment; or (iv) continued failure to substantially perform the duties of your employment causing material damage or injury to the Company 20 days after there is delivered to you by the Board a written demand for substantial performance which sets forth the specific respects in which it believes you have not substantially performed your duties.

(b)	“Good reason” shall mean termination by you arising from a failure by the Company to comply with any material provision of this Agreement not cured within 20 days after notice is given by you to the Chairman of the Board; and

(c)	“Material” shall mean causing injury to the Company, including but not limited to financial injury to the Company, injury to the reputation of the Company or injury to investor confidence in the Company and its management.

5. To assist you in relocating to the Baltimore area, the Company will pay the direct costs of moving your household possessions from Devon, Pennsylvania to the Baltimore, Maryland area and will pay you $65,000 upon commencement of employment as a fixed amount to cover all lodging, meals and other expenses incidental to your relocation. This amount will not be grossed up to cover taxes payable by you. In addition, the Company will arrange for an interest-free $175,000 bridge loan to assist you in putting a down payment on a new home in the Baltimore area. The Company will also reimburse you for the actual costs of your mortgage payments on your Devon home up to a maximum of $2,900 per month commencing as of the date you purchase a new home in Baltimore and continuing until the earlier of (i) six months from such date or (ii) the date your current home is sold. The bridge loan will be advanced upon your purchase of a new home prior to the sale of your current home and will be secured by a second deed of trust on your current residence. The loan will be repaid after the earlier of the date your current residence is sold or 60 days after the date your employment terminates. You will use your best efforts to sell your home as quickly as practical. Any income tax to you arising from the Company’s forgiveness of interest on the bridge loan, net of the corresponding imputed interest deduction, will be paid by the Company. You will be responsible for all other taxes arising from payments by the Company.

6. Until such time as the Company has established its own medical plan, which we anticipate will take not longer than four months, the Company will at your option either (i) reimburse you for continuing COBRA payments under Centocor’s plan or (ii) arrange at the Company’s expense for Scios Nova to provide you and your dependents with coverage under its medical plan. Additional coverage for life, disability, officer and director and other insurance will be provided when and if established by the Company upon the direction of you and the other members of the Board of Directors.

7. You will be entitled to vacation accrual under such policy as you and the other members Board of Directors may establish.

8. In accordance with the Immigration Reform Act of 1986, on the first day of employment you will be required to present documentation (a driver’s license and either a social security card or a birth certificate) that proves your identity and authorization to work. Employment is contingent on your being able to meet this requirement.

9. You will be asked to sign a Patent and Confidential Information Agreement in connection with your employment by the Company, which will be sent to you under separate cover.

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10. Finally, please note that this offer is conditioned upon Sol Snyder entering into new consulting agreements with the Company and with Scios Nova, drafts of which are being prepared. In the event this extends beyond September 1, the start date of your employment will be extended.

Craig, I believe you will make a vital contribution to the establishment and growth of the Company, and I look forward to your acceptance of this offer.

Sincerely,

GUILFORD PHARMACEUTICALS INC.

/s/ Richard L. Casey
Richard L. Casey
Chairman of the Board

I have reviewed and hereby accept the above offer of employment with the Company.

/s/ Craig R. Smith, M.D.	Date: July 14, 1993
Craig R. Smith, M.D.

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September 9, 1996

Craig R. Smith, M.D.
6 Blenmont Court
Phoenix, Maryland 21131

Dear Craig:

     Reference is made to your employment letter agreement with the Company effective July 14, 1993 (the “Employment Agreement”). At the August 20, 1996 meeting of the Company’s Board of Directors, the Board resolved, effective August 20, 1996, to extend from six months to thirty-six months the period under your Employment Agreement for which you are entitled to severance (in the form of a continuation of your then-current base salary) in the event either (i) your employment with the Company is terminated other than for “cause” (as defined in the Employment Agreement) or (ii) you terminate your employment with the Company for “good reason” (as defined in the Employment Agreement). All other terms of your Employment Agreement remain unchanged.

     To evidence your agreement to the foregoing, please sign and date this letter agreement as specified below.

Very truly yours,

GUILFORD PHARMACEUTICALS INC.

By:	/s/ Andrew R. Jordan

Name:	Andrew R. Jordan
Title:	Vice President and Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Craig R. Smith, M.D.

Craig R. Smith, M.D.
Date: 9/12/96

Exhibit B

Form of Restricted Stock Unit Agreement

GUILFORD PHARMACEUTICALS INC.
2002 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

     Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Guilford Pharmaceuticals Inc. 2002 Stock Award and Incentive Plan (the “Plan”).

Grant Date:                                       , 20

Name of Grantee:

Grantee’s Social Security Number:                    -                   -

Number of Restricted Stock Units Covered by Grant:

     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:

(Signature)
Company:

(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

GUILFORD PHARMACEUTICALS INC.
2002 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Restricted Stock Unit grant vests as to fifty percent (50%) of the total number of Restricted Stock Units shown on the cover sheet on the first anniversary of the Grant Date and an additional fifty percent (50%) of the Restricted Stock Units under this Restricted Stock Unit grant will become vested on the second anniversary of the Grant Date, provided you have performed, in good faith, the consulting services described in Paragraph 2(a) of the Consulting Services and Separation Agreement between you and the Company dated August , 2004 during the term of the consulting period and have adhered to the terms of the covenants contained in Paragraph 4 of the Consulting Services and Separation Agreement. The resulting aggregate number of vested Restricted Stock Units will be rounded down to the nearest whole number of Restricted Stock Units. One hundred percent (100%) of the total number of Restricted Stock Units under this Restricted Stock Unit grant will become vested upon your death or total and permanent disability prior to the second anniversary of the Grant Date.

Delivery of Stock Pursuant to Vested Units	A certificate for the vested shares of Stock represented by the Restricted Stock Units shall be delivered to you on the first and second anniversaries of the Grant Date; provided, that, if any such anniversary of the Grant Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window.

Forfeiture of Unvested Units	In the event that you fail to perform, in good faith, the consulting services described in Paragraph 2(a) of the

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Consulting Services and Separation Agreement between you and the Company dated August , 2004 during the term of the consulting period or have not adhered to the terms of the covenants contained in Paragraph 4 of the Consulting Services and Separation Agreement, you will forfeit all of the Restricted Stock Units that have not yet vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to:
(i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Restricted Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Restricted Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Marge Contessa 410-631-6644 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan, and an applicable employment agreement with the Company, if any, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

     By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF TWENTY-ONE DAY CONSIDERATION PERIOD

     I, Craig R. Smith, M.D., understand that I have at least twenty-one days within which to consider and execute the foregoing Consulting Services and Separation Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Consulting Services and Separation Agreement before the twenty-one day period has expired.

/s/ Craig R. Smith, M.D.

Craig R. Smith, M.D.

Date:	September 3, 2004